FOR IMMEDIATE RELEASE	FOR: CONTACT:	Interpool, Inc. James F. Walsh (609) 452-8900 wvvw.interpool.com

COURT DISMISSES CLASS ACTION LAWSUIT AGAINST
INTERPOOL

PRINCETON, NJ, August 19, 2005 - Interpool, Inc. announced today that, on August 18, 2005, the United States District Court for the District of New Jersey granted the motion by Interpool and others to dismiss the consolidated class action complaint which was filed in September 2004 against Interpool and others related to the restatement of Interpool's financial results for the years 2000 through 2002. The Court dismissed all of the plaintiffs' claims in their entirety and with prejudice.

Interpool is one of the world's leading suppliers of equipment and services to the transportation industry. The company is the world's largest lessor of intermodal container chassis and a world-leading lessor of cargo containers used in international trade.

This Press Release contains certain forward-looking statements regarding future circumstances. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements, including in particular the risks and uncertainties described in the company's SEC filings. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof.